Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
RELEASE

Company Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES ANNOUNCES APPOINTMENT OF ADDITIONAL DIRECTOR
     LEXINGTON, KENTUCKY, June 18, 2008. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that its board of directors has appointed Steve U. Morgan to serve as a member of the board and its audit committee and compensation committee. Mr. Morgan has served since 1993 as the President and CEO of First & Farmers National Bank and President of its parent company, Albany Bancorp, Inc. He previously held senior management positions with several regional banks in Florida and Kentucky. Mr. Morgan is currently the Chairman of the Clinton County Library Board and has served as a member of the Somerset Community College Advisory Board, on the Board of Directors of the Clinton County Industrial Authority and other community organizations. Mr. Morgan holds a B.S. Degree in Banking from Western Kentucky University in Bowling Green, Kentucky.
     William S. Daugherty, President and CEO of NGAS Resources, commented “We are pleased to welcome Steve Morgan to our board. He brings a wealth of experience heading regional bank operations for 12 locations across southern Kentucky.” Mr. Daugherty noted “Although the appointment was not completed in time for Steve to be included among the incumbent members of our board standing for re-election at our annual shareholders’ meeting later this month, our board plans to confirm his appointment at that time.”
     The appointment of Mr. Morgan to the company’s board of directors and its audit and compensation committees fills the vacancy in those positions that resulted following the passing of Charles L. Cotterell, who had served on the board of directors for 13 years. The board has determined that Mr. Morgan meets the criteria for independence and financial expertise under the company’s Nasdaq listing standards. His appointment as the third independent director on the audit committee of the company’s board restores its compliance with the Nasdaq audit committee composition requirements within the applicable grace period.

About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the Company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.

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